Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SAVE FOODS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF NOVEMBER, A.D. 2020, AT 5:21 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4672107 8100
SR# 20208487120

Authentication: 204167644
Date: 11-25-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:21 PM 11/24/2020
FILED 05:21 PM 11/24/2020
SR 20208487120 - File Number 4672107

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF SAVE FOODS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation, as amended, of Save Foods, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

FIRST: The Board of Directors of the Corporation (the "Board") duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on October 11, 2020, a resolution proposing and declaring advisable the following amendment to restate Section 3 of Article VI of the Certificate of Incorporation of said Corporation:

3. Number of Directors; Term of Office. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III Directors shall expire at the annual meeting of stockholders of the Corporation in 2021, 2022 and 2023, respectively. Beginning in 2021, after the filing of this Certificate of Amendment, at each subsequent annual meeting of stockholders of the Corporation, successors to the class of Directors whose term expires at such subsequent annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of Directors in each class as nearly equal as is reasonably possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of Directors shorten the term of any incumbent Director, even though such decrease may result in an inequality of the classes until the expiration of such term. A Director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise provided by law, Directors may only be removed for cause and only upon the vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of Directors. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series."

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have approved the amendment to Article IV by majority written consent in accordance with Section 228 of the DGCL.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 24th day of November 2020.

SAVE FOODS, INC.

By: ______________________
Name: Dan Sztybel
Title: Chief Executive Officer

{S2660958; 1}